FINANCIAL STATEMENTS AND
                            INDEPENDENT AUDITORS' REPORT

                             CITYSIDE APARTMENTS, L.P.

                          DECEMBER 31, 1997, 1996 AND 1995

                             Cityside Apartments, L.P.

                                 TABLE OF CONTENTS






INDEPENDENT AUDITORS' REPORT


FINANCIAL STATEMENTS


    BALANCE SHEETS


    STATEMENTS OF OPERATIONS


    STATEMENTS OF PARTNERS' EQUITY


    STATEMENTS OF CASH FLOWS


    NOTES TO FINANCIAL STATEMENTS

                            INDEPENDENT AUDITORS' REPORT



To the Partners
Cityside Apartments, L.P.

      We have audited the accompanying balance sheets of Cityside Apartments, L.P. as of December 31, 1997 and 1996, and the related statements of operations, partners' equity and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cityside Apartments, L.P. as of December 31, 1997 and 1996, and the results of its operations, the changes in partners' equity and cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.


/s/Reznick Fedder & Silverman

Bethesda, Maryland
May 11, 1998

                             Cityside Apartments, L.P.

                                   BALANCE SHEETS

                                    December 31,


                ASSETS
                                            1997      1996
CURRENT ASSETS
   Petty cash                          $     400  $     400
   Cash in bank - operations              44,040     86,291
   Cash in bank - development              1,533      1,437
   Tenant accounts receivable              9,900     17,821
   Accounts receivable - subsidy          11,392     21,318
   Accounts receivable - other             1,008          -
   Prepaid taxes and insurance            42,121     39,371
   Due from affiliate
                                          32,090     10,499

     Total current assets
                                         142,484    177,137

DEPOSITS HELD IN TRUST - FUNDED
   Tenant security deposits held
                                          18,876     17,551

RESTRICTED DEPOSITS AND FUNDED RESERVES
   Mortgage escrow deposits               70,029     59,469
   Reserve for replacements              210,237    180,166
   Reserve for painting                   47,574     29,117
   Rehabilitation escrow                 120,869    117,686
   Roofing and siding reserve
                                           4,597     64,684


                                         453,306    451,122

RENTAL PROPERTY
   Land                                   99,797     99,797
   Buildings and improvements         13,802,871 13,802,871
   Building equipment - portable
                                          14,723     14,723

                                      13,917,391 13,917,391
   Less accumulated depreciation
                                       4,178,545  3,675,441


                                       9,738,846 10,241,950

OTHER ASSETS
   Deposits                                3,060      3,060
   Mortgage costs, less accumulated
     amortization of $102,106 and
     $91,267                             233,384    244,223
                                         -------    -------


                                         236,444    247,283

                                       $         $
                                      10,589,956 11,135,043











                                    (continued)

                             Cityside Apartments, L.P.

                                   BALANCE SHEETS

                                    December 31,

                          LIABILITIES AND PARTNERS' EQUITY


                                                      1997      1996
             CURRENT LIABILITIES
                Accounts payable                   $     583  $   8,490
                Accrued interest payable              47,830     48,380
                Accrued management fee                 4,703      5,652
                Accrued P.I.L.O.T.                    15,954     22,814
                Due to general partners               79,177     79,177
                and affiliates
                Rent deferred credits                  1,319      1,317
                Current maturities of
                  mortgages payable
                                                      69,787      62,859

                     Total current
                     liabilities                     219,353     228,689
                                                     ---------  ---------

             DEPOSITS LIABILITY
                Tenant security
                deposits (contra)                     18,876      17,551
                                                     --------   -----------

             LONG-TERM DEBT
                Mortgages payable, less             7,732,845  7,802,632
                  current maturities
                Accrued interest payable              504,975    431,965


                                                    8,237,820  8,234,597

             CONTINGENCY                                   -          -

             PARTNERS' EQUITY                       2,113,907  2,654,206

                                                  $10,589,956 11,135,043



























                         See notes to financial statements

                             Cityside Apartments, L.P.

                              STATEMENTS OF OPERATIONS

                              Year ended December 31,


                                              1997         1996         1995
                                          ----------------------   ---------

Revenue
   Rental                                $1,316,457   $1,281,775  $1,285,427
   Interest and other
                                             19,992      20,117       29,947
                                             ------      ------       ------


                                          1,336,449    1,301,892   1,315,374
                                          ---------    ---------   ---------
Expenses
   Administrative                           154,413     167,757      163,402
   Utilities                                 76,924      78,170       71,139
   Operating and maintenance                260,973     207,532      153,174
   Taxes and insurance                      217,939     191,263      182,006
   Interest                                 650,056     681,306      662,020
   Depreciation and amortization
                                            513,943     514,376      515,275
                                            -------     -------      -------


                                          1,874,248    1,840,404   1,747,016
                                          ---------    ---------   ---------

                                            $            $           $
                                          ==           ==
         NET LOSS                          (537,799)    (538,512)   (431,642)
                                          ========     ========    ========

































                         See notes to financial statements

                             Cityside Apartments, L.P.

                           STATEMENTS OF PARTNERS' EQUITY

                    Years ended December 31, 1997, 1996 and 1995



                                                        General        Limited
                                             Total     partner        partner
Partners' equity, December 31, 1994      $ 3,629,360  $ 139,637    $ 3,489,723

Net profit (loss) - 1995                   (431,642)      7,298      (438,940)
                                         -----------   ---------   -----------

Partners' equity, December 31, 1995      3,197,718      146,935    3,050,783

Partner distribution                        (5,000)     --           (5,000)

Net loss - 1996                            (538,512)     (5,385)     (533,127)
                                         -----------   ---------   -----------

Partners' equity, December 31, 1996      2,654,206      141,550    2,512,656

Partner distribution                        (2,500)     --           (2,500)

Net loss - 1997                            (537,799)     (5,378)     (532,421)
                                         -----------   ---------   -----------

Partners' equity, December 31, 1997      $ 2,113,907  $ 136,172    $ 1,977,735
                                          ===========  =========    ==========






























                         See notes to financial statements

                             Cityside Apartments, L.P.

                              STATEMENTS OF CASH FLOWS

                              Year Ended December 31,


                                                   1997        1996         1995
                                             --------------------------------------
Cash flows from operating activities
   Net loss                                  $            $             $
                                             (537,799)     (538,512)    (431,642)
   Adjustments to reconcile net loss to
   net cash provided by operating
   activities
     Depreciation                             503,104       503,537      504,436
     Amortization                              10,839        10,839       10,839
     Mortgagor income                               -           429            -
     Mortgagor entity expenses                 73,010             -            -
     Decrease in tenant accounts receivable     7,921         5,801          182
     Decrease (increase) in accounts            9,926        (8,675)       3,279
        receivable - subsidy
     Increase in accounts receivable -         (1,008)            -            -
     other
     Decrease in accounts receivable -              -             -       15,118
     insurance claims
     Decrease (increase) in prepaid            (2,750)        3,247       (3,369)
     expenses
     Decrease (increase) in tenant             (1,405)        1,230            -
     security deposits - net
     Decrease (increase) in  mortgage         (10,560)        6,494       (8,184)
        escrow deposits
     Increase (decrease) in accounts           (7,083)        3,802         (968)
     payable
     Decrease in accrued management fee          (949)       (1,038)      (1,046)
     Increase (decrease) in accrued              (550)       72,513       72,563
     interest payable
     Increase (decrease) in accrued            (6,860)       (6,343)       3,219
     P.I.L.O.T.
     Decrease in accounts payable - fire            -             -      (48,257)
        loss
     Increase in rent deferred credits            583           675          300
                                             -----------------------------------

        Net cash provided by operating         36,419        53,999      116,470
                                             -----------------------------------
        activities

Cash flows from investing activities
   Deposits to reserve for replacements       (30,071)      (26,954)     (26,880)
   Deposits to rehabilitation escrow           (3,183)       (4,104)      (4,233)
   Deposits to painting escrow                (18,457)       (8,057)        (633)
   Advances on behalf of affiliate            (21,591)      (10,499)           -
   Withdrawal from (deposit to) roofing        60,087       (64,684)           -
                                             -----------------------------------
   and siding reserve

        Net cash used in investing                 (13,215  (114,298)   (31,746)
                                             -------------------------- --------
          activities

Cash flows from financing activities
   Principal payments on mortgages            (62,859)      (56,620)    (50,999)
   Distribution to limited partner             (2,500)       (5,000)           -
   Repayment of due to general partners                                (376,330)
                                             -----------------------------------
   and affiliates

        Net cash used in financing                 (65,359   (61,620)  (427,329)
                                             -------------------------- -------
        activities

        NET DECREASE IN CASH                  (42,155)     (121,919)    (342,605)

Cash, beginning                                   88,128     210,047     552,652
                                             -------------------------  --------

Cash, end                                    $    45,973$      88,128$    210,047
                                              ============ ============= ======

Supplemental disclosure of cash flow
information
   Cash paid for interest during the year    $     577,597$   583,837 $  589,457
                                              ============ ============= =======


                         See notes to financial statements

                             Cityside Apartments, L.P.

                           NOTES TO FINANCIAL STATEMENTS

                          December 31, 1997, 1996 and 1995


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Cityside Apartments, L.P. was organized under the laws of the State of New Jersey on April 1, 1988 for the purpose of acquiring, constructing, and operating a low-income residential housing project under Section 221(d)(4) of the National Housing Act. The project consists of 126 units located in Trenton, New Jersey and is currently operating under the name of Cityside Apartments. Cash distributions are limited by agreement between the partnership and the City of Trenton to $81,884 annually, however, in no event can the distributions exceed surplus cash as defined by HUD. The project qualifies for the low-income credit established by the Tax Reform Act of 1986.

   Each building of the project has qualified and been allocated low-income housing credits pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of fifteen consecutive years in order to remain qualified to receive the credits.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

   Rental Property

   Land, buildings and improvements are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method over a 27.5 year life. Personal property is recorded at cost and is depreciated over its estimated service life of 5-7 years using accelerated methods. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statements of operations.

                             Cityside Apartments, L.P.

                          December 31, 1997, 1996 and 1995


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

   Amortization

   Mortgage costs are amortized over the term of the respective loan using the straight-line method.

   Provision for Doubtful Accounts

   The  partnership  considers  accounts  receivable  to be  fully  collectible;
   accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations upon such determination.

   Rental Income

   Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and tenants of the property are operating leases.

   Income Taxes

   No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

NOTE B - PARTNERS' CAPITAL CONTRIBUTIONS

   The partnership has four general partners which collectively have a 1% interest - Trenton Investors, Inc., Landex Corporation, The Richman Group, Inc. and Altman Properties, Ltd. - and one limited partner, American Tax Credit Properties, L.P., which has a 99% interest. Total general partner capital contributions received in prior years were $400. The limited partner was obligated to make capital contributions of $6,098,988, all of which have been received.

NOTE C - LONG-TERM DEBT

   Mortgage Payable - Greystone Servicing Corporation, Inc.

   The partnership is obligated under the terms of a mortgage payable to Greystone Servicing Corporation, Inc. (subservicer for the Government National Mortgage Association). The note is insured by the Federal Housing Administration (FHA) and is collateralized by a first mortgage on the property. The note bears interest at the rate of 10.5%.

                             Cityside Apartments, L.P.

                          December 31, 1997, 1996 and 1995



NOTE C - LONG-TERM DEBT (Continued)

   Mortgage Payable - Greystone Servicing Corporation, Inc. (Continued)

   Principal and interest are payable by the partnership in monthly installments of $53,371 through August 1, 2019. Principal and accrued interest due at December 31, 1997 and 1996 are $5,466,332 and $47,830, and $5,529,191 and
   $48,380, respectively.

   Under agreements with the mortgage lender and FHA, the partnership is required to make monthly escrow deposits for taxes, insurance and replacement of project assets, and is subject to restrictions as to operating policies, rental charges, operating expenditures and distributions to partners.

   The liability of the partnership under the mortgage is limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

   Aggregate annual maturities of the mortgage payable over each of the next five years are as follows:

 December 31,
         1998             $   69,787
         1999                 77,478
         2000                 86,016
         2001                 95,495
         2002                106,018

   Mortgage Payable - City of Trenton

   The partnership is obligated under the terms of a mortgage from the City of Trenton, State of New Jersey. The note bears interest at the rate of 3.125%. Annual payments of principal and interest, limited to surplus cash as defined and in accordance with the terms of the agreement, were scheduled to commence on February 4, 1993. No payments were due in 1997 and 1996 under the terms of the agreement. All unpaid principal and interest is due and payable on February 4, 2006, subject to extension to August 1, 2019 at the discretion of the first mortgagee. Principal and accrued interest due at December 31, 1997 and 1996 are $2,336,300 and $504,975, and $2,336,300 and $431,965,
   respectively.

   The loan is secured by a second mortgage on the real estate. The liability of the partnership under the mortgage is limited to the underlying value of the real estate collateral.

                             Cityside Apartments, L.P.

                          December 31, 1997, 1996 and 1995



NOTE D - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

   Due to General Partners and Affiliates

   As of December 31, 1997 and 1996, the partnership owes the general partners and certain affiliates $43,326 and $43,326, respectively, for development fees, construction management fees, and other construction items. The amounts are noninterest bearing and due on demand.

   Partnership Administration Fee

   The partnership has entered into a Partnership Administrative Services agreement with the general partners for their services in managing the business of the partnership. The annual fee is equal to 50% of net cash flow available for distribution as defined in the partnership agreement with a maximum of $250,000 per year. No such fee was incurred during 1997, 1996 and 1995. The cumulative amount payable as of December 31, 1997 and 1996 is $35,851.

   Management Fee

   The property is managed by an affiliate of certain of the general partners. The management fee is 6% of project receipts. The management agent also receives fees for accounting services provided to the partnership. Management fees charged to operations during 1997, 1996 and 1995 were $79,577, $76,712 and $77,346, respectively. Accounting fees charged to operations were $6,804 during each of the three years ended December 31. At December 31, 1997 and 1996, $4,703 and $5,652, respectively, in management and accounting fees are payable.

   Insurance

   The sole shareholder of an affiliate of one of the general partners provided debt service financing for the capitalization of LaMere Associates, Inc. (LaMere). In connection with such debt financing, the shareholder received 20% of the stock of LaMere. LaMere was paid premiums in connection with the following insurance coverage provided to the project: property, auto, workmen's compensation, liability and umbrella. In connection with such insurance coverage, the partnership incurred $60,442, $56,725 and $57,574 in premiums for the years 1997, 1996 and 1995, respectively.

                             Cityside Apartments, L.P.

                          December 31, 1997, 1996 and 1995



NOTE D - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES (Continued)

   Shared Project Payroll Costs and Expenses

   As approved by the State of New Jersey Department of Community Affairs, Division of Housing and Community Resources, payroll and all other direct costs of employment for certain employees are shared between the partnership and Cityside Apartments, Phase II, L.P., a contiguous project. The projects share a common management office and therefore share office expenses. Certain non project specific maintenance expenses are shared between the projects. These payroll costs and expenses are allocated based on the number of units in each project. Also approved, the social service director/site manager provided services to another project the management agent manages. The partnership was reimbursed by the management agent for the services provided based on the time spent on the other project.

   Computer Services

   In accordance with HUD Handbook 4381.5 Rev-2, Paragraph 6.38, the partnership uses the services of a computer consultant company to provide the following services: purchase and install personal computers and the related equipment and software for the project's rental office, provide training and technical support, and consult on software upgrades. Dynamic Information Services, Inc.
   (DIS), which is owned by a relative of an officer of the management company, is a licensed representative of Project Data Systems, Inc., a nationally known provider of computer system software for the subsidized housing industry. DIS derives 40% of its consulting service revenues from third party clients not affiliated with the management company. In 1997, the partnership paid $1,640 for equipment representing actual cost, and $420 for training and technical support services based on billable hours. In 1996, DIS provided no services to the partnership. In 1995, the partnership paid DIS $183 for technical support and training services based on billable hours.

NOTE E - PARTNERSHIP PROFITS AND LOSSES AND DISTRIBUTIONS

   All profits and losses are allocated 1% to the general partners and 99% to the limited partner.

   Distributable cash flow, as defined by the partnership agreement, is distributable 1% to the general partners and 99% to the limited partner. However, cash distributions are limited as described in note A.

                             Cityside Apartments, L.P.

                          December 31, 1997, 1996 and 1995



NOTE E - PARTNERSHIP PROFITS AND LOSSES AND DISTRIBUTIONS (Continued)

   Gain, if any, from a sale, exchange or other disposition is allocable as follows:

   1.To all partners having negative balances in their capital accounts prior to the distribution of any sale or refinancing proceeds, an amount of such gain to increase their negative balance to zero.

   2.1% to the general partners and 99% to the limited partner until the limited partner has received an amount equal to its gross capital contribution.

   3.The remainder of such gain, if any, 50% to the limited partner and 50% to the general partners.

   Loss from a sale is allocable as follows:

   1.To the partners such that after such allocation their respective capital accounts will be proportionate to their interests.

   2.To the partners until each partner's capital account equals their capital contribution.

   3.To the partners to the extent of and in proportion to each partner's capital account.

   4.Any remaining loss is allocated to the partners in accordance with the manner in which they bear the economic risk of loss.

NOTE F - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENT

   The Federal Housing Administration (FHA) has contracted with the partnership under Section 8 of Title II of the Housing and Community Development Act of 1974 to make housing assistance payments to the partnership on behalf of qualified tenants. The agreements are on a unit-by-unit basis, have a 15-year term and expire on various dates through May 2005.

                             Cityside Apartments, L.P.

                          December 31, 1997, 1996 and 1995


NOTE G - CONTRACT WITH THE CITY OF TRENTON (IN LIEU OF TAXES)

   The partnership has entered into an agreement with the City of Trenton whereby the partnership pays a service charge in an amount equal to 6.28% of gross rents as defined in the agreement. During 1997, 1996 and 1995, $83,841, $82,610 and $82,167, respectively, was charged to operations and $15,954 and $22,814, respectively, is owed at December 31, 1997 and 1996.

NOTE H - CONTINGENCY

   The partnership's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.